EXHIBIT 99.2

ICT Group, Inc.

Reconciliation Tables for Investor Presentations during the week of August 1, 2005

About Non-GAAP Financial Measures

Management uses certain non-GAAP measures of financial performance. These non-GAAP measures include adjusted net income, EBITDA, adjusted EBITDA, adjusted operating income and adjusted diluted earnings per share. Management also uses certain non-GAAP measures the evaluate liquidity. These non-GAAP measures include free cash flow and adjusted free cash flow. With respect to the financial projections and forecasts that may be disclosed, the Company is unable to forecast future expenses and potential insurance recoveries related to the recently settled class action litigation and consequently is unable to forecast its operating results under GAAP for the third quarter and full-year of 2005.

Adjusted Net Income and Adjusted Diluted Earnings per Share

The following table shows a reconciliation of net income to adjusted net income. The calculation of adjusted diluted earnings per share is also shown. Management uses these measurements to evaluate the profitability of the business.

(in thousands) (unaudited) For the fiscal quarters ended:	3/31/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005
Net income (loss), as reported	$224	$350	$276	$(3,543)	$1,064	$1,744
Addback:
Litigation costs	560	445	887	8,446	477	91
Tax effect of litigation costs	(184)	(146)	(293)	(2,995)	(143)	(27)

Adjusted net income	$600	$649	$870	$1,908	$1,398	$1,808

Shares used to compute diluted earnings per share	12,953	12,918	12,849	12,625	12,911	12,897

Adjusted diluted earnings per share	$0.05	$0.05	$0.07	$0.15	$0.11	$0.14

Free Cash Flow and Adjusted Free Cash Flow

Free cash flow is an additional measurement used by management to evaluate the liquidity of the business. Free cash flow measures operating cash flows less purchases of property and equipment. In addition, management also evaluates liquidity using an adjusted free cash flow measurement, which excludes the cash flows associated with litigation settlement payments.

The reconciliation of operating cash flows to free cash flow and adjusted free cash flow is as follows:

(in thousands) (unaudited) For the six months ended:	June 30, 2005
Cash flows provided by operating activities	$6,969
Less: Purchases of property and equipment	(9,929)

Free Cash Flow	$(2,960)

Cash flows associated with litigation settlement payments (1)	12,080

Adjusted Free Cash Flow	$9,120

EBITDA and Adjusted EBITDA

EBITDA is commonly defined as Earnings before Interest, Taxes, Depreciation and Amortization. Management believes that Adjusted EBITDA is a meaningful indicator of profitability for the business. Adjusted EBITDA excludes from EBITDA the effects of special charges.

Adjusted EBITDA, as presented, is supplemental information and is not presented and should not be considered in isolation, or as a substitute for ICT’s consolidated financial information presented under GAAP. There are potentially different definitions of EBITDA and ICT’s definition may differ from other definitions.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

(in thousands) For fiscal years:	1994	1995	1996	1997	1998	1999
Net income, as reported	$898	$1,570	$(7,517)	$2,672	$2,427	$4,745
Addback:
Interest expense, net	511	833	180	(398)	406	801
Income tax provision or benefit	—	—	(2,998)	1,708	1,549	3,033
Depreciation and Amortization	1,243	1,877	2,792	3,560	5,667	8,004

EBITDA	$2,652	$4,280	$(7,543)	$7,542	$10,049	$16,583

Addback:
Charge related to stock compensation at time of IPO	—	—	12,690	—	—	—
Restructuring charge (reversals)	—	—	—	—	—	—
Client claim	—	—	—	—	—	—
Litigation costs	—	—	—	—	—	—
Writeoff of deferred offering costs	—	—	—	—	—	—

Adjusted EBITDA	$2,652	$4,280	$5,147	$7,542	$10,049	$16,583

(in thousands) For fiscal years:	2000	2001	2002	2003	2004
Net income, as reported	$6,729	$7,978	$2,968	$(1,144)	$(2,693)
Addback:
Interest expense, net	1,207	1,079	828	1,183	1,594
Income tax provision or benefit	4,302	4,506	1,398	(856)	(1,634)
Depreciation and Amortization	9,621	11,279	15,443	17,855	17,822

EBITDA	$21,859	$24,842	$20,637	$17,038	$15,089

Addback:
Charge related to stock compensation at time of IPO	—	—	—	—	—
Restructuring charge (reversals)	—	—	8,894	(686)	—
Client claim	—	—	1,409	—	—
Litigation costs	—	—	1,673	4,693	10,338
Writeoff of deferred offering costs	—	—	581	—	—

Adjusted EBITDA	$21,859	$24,842	$33,194	$21,045	$25,427

Adjusted Operating Income

The following table shows a reconciliation of net income and operating income to adjusted operating income, which excludes litigation costs. The calculation of adjusted diluted earnings per share is also shown. Management uses these measurements to evaluate the profitability of the business.

(in thousands) (unaudited) For the six months ended:	June 30, 2005
Net income	$1,744
Addback:
Income tax provision	748
Interest expense, net	659

Operating income	$3,151
Addback litigation costs	91

Adjusted operating income	$3,242